Filed Pursuant to Rule 433

File No. 333-178706

FINAL TERM SHEET

Dated September 25, 2013

WAL-MART STORES, INC.

$1,000,000,000 1.950% Notes Due 2018

$750,000,000 4.750% Notes Due 2043

Name of Issuer:	Wal-Mart Stores, Inc. (“Walmart”)

Title of Securities:	1.950% Notes Due 2018 (“2018 Notes”)
4.750% Notes Due 2043 (“2043 Notes”)

Aggregate Principal Amount:	$1,000,000,000 (2018 Notes)
$750,000,000 (2043 Notes)

Issue Price (Price to Public):	99.810% of principal amount (2018 Notes)
99.304% of principal amount (2043 Notes)

Maturity:	December 15, 2018 (2018 Notes)
October 2, 2043 (2043 Notes)

Coupon (Interest Rate):	1.950% (2018 Notes)
4.750% (2043 Notes)

Benchmark Treasury:	1.500% U.S. Treasury due August 31, 2018 (2018 Notes)
2.875% U.S. Treasury due May 15, 2043 (2043 Notes)

Spread to Benchmark Treasury:	60 basis points (2018 Notes)
110 basis points (2043 Notes)

Benchmark Treasury Price and Yield:	100-17; 1.388% (2018 Notes)
85-10; 3.694% (2043 Notes)

Yield to Maturity:	1.988% (2018 Notes)
4.794% (2043 Notes)

Interest Payment Dates:	Interest will accrue from October 2, 2013. Interest on the 2018 Notes will be payable on June 15 and December 15 of each year, beginning on June 15, 2014. Interest on the 2043 Notes will be payable on April 2 and October 2 of each year, beginning on April 2, 2014.

Interest Payment Record Dates:	In the case of the 2018 Notes, June 1 and December 1 of each year. In the case of the 2043 Notes, March 15 and September 15 of each year.

Redemption Provisions:	There are no redemption provisions applicable to the 2018 Notes.

The 2043 Notes will be redeemable, in whole or in part, at the option of the Company at any time on or after April 2, 2043, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date. Any notice of redemption must be mailed to each registered holder of the Notes being redeemed at least 30 days but not more than 60 days prior to the redemption date.

Sinking Fund Provisions:	None

Payment of Additional Amounts:	Not applicable

Legal Format:	SEC registered

Net Proceeds to Walmart (after underwriting discounts and commissions and before offering expenses):	$994,600,000 (2018 Notes) $738,217,500 (2043 Notes)

Settlement Date:	T + 5; October 2, 2013

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc. Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

Selling Restrictions:	European Economic Area, United Kingdom, Hong Kong, Japan, Singapore

CUSIP:	931142 DJ9 (2018 Notes) 931142 DK6 (2043 Notes)

ISIN:	US931142DJ92 (2018 Notes)

US931142DK65 (2043 Notes)

Ratings: Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; and Fitch, AA. Walmart will apply for specific ratings for the 2018 Notes and the 2043 Notes from S&P, Moody’s and Fitch and expects that the ratings for the Notes will be the same as for Walmart’s other long-term debt securities by such rating agencies.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-178706).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or RBS Securities Inc. toll-free at 1-866-884-2071.